EXHIBIT 10.1

FOURTH AMENDMENT TO LOAN AGREEMENT

This Fourth Amendment to Loan Agreement (this “Agreement”) dated as of August 15, 2008, is entered into among Lithia Motors, Inc., an Oregon corporation (“Borrower”); the lenders which are from time to time parties to the Loan Agreement (each a “Lender” and any two or more “Lenders”); and U.S. Bank National Association, as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S

A.    Borrower, the Lenders and Agent have entered into a Loan Agreement dated as of August 31, 2006, which has been amended by amendments dated as of June 29, 2007, February 13, 2008, and March 17, 2008 (collectively, the “Loan Agreement”).

B.    The parties wish to modify the terms and conditions of the Loan Agreement, as set forth below.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Amendments to Loan Agreement.

1.1    Changed Definitions. The following defined terms in Section 1.1 of the Loan Agreement are deleted and replaced with the following:

“Borrowing Base” means, as of any date of determination, an amount equal to:

(a) the sum, without duplication, on such date of:

(i) 80% of Vehicle Equity.

(ii) 50% of the amount of Eligible Receivables.

(iii) 80% of the difference between (A) the net book value of Service Loaner Vehicles owned by the Collateral Subsidiaries and (B) the sum of (1) the aggregate outstanding principal balance of the Floor Plan Financing owed to all Floor Plan Lenders which is secured by such Service Loaner Vehicles and (2) the principal amount of any other indebtedness or obligations to any Person (other than the Obligations) which is secured by the Service Loaner Vehicles.

(iv) 65% of the difference between (A) the net book value of the inventory of Borrower and its Subsidiaries consisting of new parts and accessories and materials in which Agent has a perfected first priority security interest, and (B) the unpaid acquisition cost owed to sellers or financers of such inventory.

(v) The lesser of (A) 80% of the net book value of aircraft owned by Lithia Aircraft, Inc., in which Agent has a perfected first priority security interest, or (B) $6,000,000.00.

(vi) 35% of the net book value of equipment (excluding fixtures and aircraft) of Borrower and the Collateral Subsidiaries in which Agent has a perfected first priority security interest,

(b) minus, the amount (the “Required Reduction”) by which (i)(A) $40,000,000 on and after August 1, 2008, but prior to February 28, 2009 or (B) $85,000,000 on and after February 28, 2009, exceeds (ii) the aggregate amount of principal payments made by Borrower on the Senior Subordinated Notes on and after August 1, 2008 which are permitted by Section 12.5.2 of this Agreement (“Permitted Sub Debt Payments”); provided, however, that for purposes of calculating the Required Reduction, if the proceeds of any Loan will be used by Borrower to make Permitted Sub Debt Payments (and are subsequently used by Borrower for such purpose), then such Permitted Sub Debt Payments shall be deemed made and the amount of the Required Reduction shall be reduced by the amount of such Permitted Sub Debt Payments, contemporaneously with the making of such Loan

Notwithstanding any contrary provision of this Borrowing Base definition, the Borrowing Base shall in no event include any property owned by LRE, except cash to the extent included in clause (a) (iii) of the definition of Vehicle Equity.

“Expiration Date” means April 30, 2010, or such earlier date as may be applicable due to acceleration of Obligations in accordance with the terms of this Agreement.

“Total Revolving Loan Commitment” means (a) $200,000,000 through September 29, 2008, (b) $175,000,000 from September 30, 2008 through December 30, 2008, and (c) $150,000,000 on and after December 31, 2008.

“Vehicle Equity” means, as of any date of determination, (a) the sum of: (i) amounts (excluding commissions included in clause (a)(iv) of the definition of Eligible Receivables) which are owed to the Dealerships by financial institutions or finance companies which are not Affiliates of any Loan Party for the purchase by such institutions of retail installment contracts and leases arising from the sale or lease of New Vehicles, Used Vehicles and Program Vehicles (contracts in transit) and in which Agent has a perfected first priority security interest, (ii) amounts which are owed to the Dealerships by retail customers for the purchase or lease of New Vehicles, Used Vehicles and Program Vehicles, which have not remained unpaid for more than 30 days and which consist of interim financing provided by a Dealership prior to the customer’s obtaining permanent financing, and in which Agent has a perfected first priority security interest, (iii) cash on deposit in deposit accounts of Borrower and its Subsidiaries in which Agent has a perfected first priority security interest, provided, however, that cash included in the Borrowing Base shall not at any time exceed $10,000,000.00, (iv) the net book value of the New Vehicles of the Dealerships in which Agent has a perfected security interest, and (v) the net book value of the Program Vehicles and Used Vehicles of the Dealerships in which Agent has a perfected security interest and which have not been owned or held for sale or lease by any Dealership for more than 100 days; minus (b) the sum of (i) the aggregate outstanding principal balance of the Floor Plan Financing owed to all Floor Plan Lenders which is secured by such New Vehicles, Program Vehicles and/or Used Vehicles, and (ii) the principal amount of any other indebtedness or obligation to any Person (other than the Obligations) which is secured by the New Vehicles, Program Vehicles and/or Used Vehicles, including but not limited to amounts owing to holders of any lien or security interest in a Used Vehicle at the time it is traded in, sold to, or otherwise acquired by any Dealership.

1.2    New Definition. The following defined term is hereby added to Section 1.1 of the Loan Agreement:

“Net Revolving Loan Commitment” means, as of any date of determination, an amount equal to the Total Revolving Loan Commitment at such time, minus the Swingline Commitment at such time.

1.3    Revolving Loan Fee. Effective as of August 1, 2008, Section 2.6 of the Loan Agreement is deleted and replaced with the following:

2.6 Revolving Loan Fee. Borrower shall pay to Agent, for the account of the Lenders, a fee (the “Loan Fee”) equal to the sum of the following: (a) for the Swingline Loans, an amount equal to .20% per annum on the amount, calculated on a daily basis, by which the Swingline Commitment exceeds the actual aggregate outstanding principal balance of the Swingline Loans on each day (it being understood that any portion of the outstanding principal balance of the Swingline Loans ceases to be outstanding under the Swingline Loans and commences being a portion of the outstanding principal balance under the Revolving Loans on the date that the Revolving Loans are funded to repay such portion of the outstanding principal balance of the Swingline Loans); and (b) for the

Revolving Loans, an amount equal to .20% per annum on the amount, calculated on a daily basis, by which the Net Revolving Loan Commitment exceeds the sum of the actual aggregate outstanding principal balance of the Revolving Loans plus the LC Outstandings on each day. The accrued Loan Fee shall be due and payable in arrears on the first Monthly Payment Date in each fiscal quarter (and on the Expiration Date) for the three month period or other time period ending on the last day of the preceding fiscal quarter or on the Expiration Date. One hundred percent (100%) of the fee for the Swingline Loans (as set forth in Section 2.6(a)) shall be paid by Agent to the Swingline Lender. The fee for the Revolving Loans (as set forth in Section 2.6(b)) shall be paid (i) to each Lender other than the Swingline Lender based upon a percentage determined by dividing such Lender’s Revolving Loan Commitment by the Net Revolving Loan Commitment, and (ii) to Swingline Lender based upon a percentage determined by dividing (A) the Swingline Lender’s Revolving Loan Commitment minus the Swingline Commitment, by (B) the Net Revolving Loan Commitment.

1.4    Interest Rate. Effective as of August 1, 2008, Section 5.1.1 of the Loan Agreement is deleted and replaced with the following:

5.1.1 Interest Rate. Unless the Default Rate is applicable, (a) the Revolving Loans shall bear interest at a variable per annum rate equal to the LIBOR Rate plus 3.90% (“Revolving Loan Borrowing Rate”); and (b) the Swingline Loans shall bear interest at a variable per annum rate equal to the LIBOR Rate plus 3.90% (“Swingline Borrowing Rate”), in each case adjusted without notice on the date of each change in the LIBOR Rate.

1.5    Increase in Revolving Loan Commitment. Section 5.17 of the Loan Agreement is hereby deleted.

1.6    Total Net Worth. Effective as of June 30, 2008, Section 10.1.1 of the Loan Agreement is deleted and replaced with the following, it being understood that for periods ending prior to such date, Section 10.1.1 shall be calculated in accordance with the provisions then in effect:

10.1.1 Total Net Worth. The Total Net Worth for Borrower and its Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter, shall not be less than (a) $245,000,000 as of June 30, 2008; or (b) on and after September 30, 2008, (i) $245,000,000 plus (ii) seventy five percent (75%) of consolidated net income (to the extent such amount is positive, but without deduction for consolidated net loss) for fiscal quarters ending on or after September 30, 2008, plus (iii) one hundred percent (100%) of the net cash proceeds realized from the issuance of any equity securities by Borrower or any of its Subsidiaries (and other capital contributions made to Borrower or any of its Subsidiaries) after June 30, 2008, minus (iv) non-cash write downs of franchise value or other intangible items after June 30, 2008 and on or before March 31, 2010, which are required by GAAP, in an aggregate amount not in excess of a total of $30,000,000.

As used herein, “Total Net Worth” means for any Person (a) the net book value of all of such Person’s assets, minus (b) all of such Person’s liabilities.

1.7    Fixed Charge Coverage Ratio. Effective as of June 30, 2008, Section 10.1.3 of the Loan Agreement is deleted and replaced with the following, it being understood that for periods ending prior to such date, Section 10.1.3 shall be calculated in accordance with the provisions then in effect:

10.1.3 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for Borrower and its Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter, for the period of four consecutive fiscal quarters ending on such date (each, a “Measurement Period”), shall not be less than (a) 1.0 to 1.0 as of the last day of each fiscal quarter ending on or after June 30, 2008 and on or before June 30, 2009, (b) 1.10 to 1.0 as of the last day of the fiscal quarter ending on September 30, 2009, and (c) 1.20 as of the last day of each fiscal quarter ending on or after December 31, 2009.

As used herein,

“EBITDAR” means, for any Person, for any time period, (a) such Person’s net income (or loss) for such time period (adjusted as set forth in the immediately following sentence), plus (b) without duplication, the amounts which, in determining net income or loss, have been deducted for (i) interest expense, (ii) income tax expense, (iii) depreciation, amortization, goodwill impairment charges, stock-based compensation charges and other non-cash charges approved by Required Lenders (less non-cash gains) and (iv) rental or lease expense. For purposes of clause (a) of this paragraph, net income or loss (A) shall exclude (1) extraordinary gains or losses, and (2) subject to clause (C) of this sentence, Excluded Items, (B) shall include net income or loss from discontinued operations, and (C) shall include Other Income in an aggregate amount of up to $10,000,000 received during the fiscal quarter ending June 30, 2008 and in an aggregate amount of up to $10,000,000 received during the fiscal quarter ending September 30, 2008, but shall not include Other Income to the extent it exceeds such amount or is received before April 1, 2008 or after September 30, 2008.

“Excluded Items” means gain or loss from (a) the sale, sale and leaseback or financing of real estate, or (b) the sale of all or substantially all of the Equity Interests or assets of (i) a Dealership or other Subsidiary, (ii) a Dealership location, or (iii) any business unit or franchise of a Dealership or other Subsidiary or a Dealership location.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio for the period of four consecutive fiscal quarters ending on such date of (a) (i) EBITDAR, (ii) minus dividends and other distributions in respect of Equity Interests, (iii) minus income tax expense to the extent paid in cash, (iv) minus an allowance for maintenance capital expenditures in an amount equal to $110,000 for each Dealership location for such four consecutive fiscal quarters, (v) plus, if a Permitted Acquisition has occurred during such time period, EBITDA attributable to any new Acquisition Subsidiary or business acquired on a pro forma basis, calculated as if such Permitted Acquisition had occurred on the first day of such time period (it being understood and agreed that pro forma EBITDA may not be included in this calculation to the extent that it results in an annualized increase of more than 10% in Borrower’s consolidated EBITDA prior to such adjustment, unless the Borrower provides to the Agent and the Required Lenders the supporting calculations for such adjustment and such other information as they may reasonably request to determine the accuracy of such calculations); to (b) the sum of (i) cash interest, plus (ii) required principal payments on Debt (excluding, however, any payments on the Senior Subordinated Notes), plus (iii) rental or lease expense, for such four consecutive fiscal quarters.

“Other Income” means the positive net proceeds minus negative net proceeds (each as determined by Agent) from (a) the sale, sale and lease back or financing of real estate, or (b) the sale of all or substantially all of the Equity Interests or assets of (i) a Dealership or other Subsidiary, (ii) a Dealership location, or (iii) any business unit or franchise of a Dealership or other Subsidiary or a Dealership location.

1.8    Cash Flow Leverage Ratio. Effective as of June 30, 2008, Section 10.1.4 of the Loan Agreement is deleted and replaced with the following, it being understood that for periods ending prior to such date, Section 10.1.4 shall be calculated in accordance with the provisions then in effect:

10.1.4 Cash Flow Leverage Ratio. The Cash Flow Leverage Ratio for Borrower and its Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter for the period of four consecutive fiscal quarters ending on such date, shall not be more than (a) 3.00 to 1.0 as of the last day of each fiscal quarter ending on or after June 30, 2008 and on or before March 31, 2009, (b) 3.75 to 1.0 as of the last day of the fiscal quarter ending on June 30, 2009, (c) 3.25 to 1.0 as of the last day of the fiscal quarter ending on September 30, 2009, and (d) 3.0 to 1.0 as of the last day of each fiscal quarter ending on or after December 31, 2009.

As used herein:

“Adjusted Funded Debt” means (a) all Funded Debt excluding (i) Subordinated Debt, (ii) Debt consisting of Floor Plan Financing, and (iii) Funded Debt of LRE which is secured primarily by real estate owned by LRE (“Real Estate Debt”), plus (b) at any time during which a Current Assets Election is in effect, the Current Assets Commitment Amount.

“Cash Flow Leverage Ratio” means, for any Person, as of any date of determination, the ratio of (a) the principal balance of Adjusted Funded Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters ending on such date, minus interest expense for Floor Plan Financing and Real Estate Debt for such period, minus required principal payments on Real Estate Debt for such time period.

“EBITDA” means, for any Person, for any time period, (a) such Person’s net income (or loss) for such time period (adjusted as set forth in the immediately following sentence), (b) plus, without duplication, the amounts which in determining net income or loss have been deducted for (i) interest expense, (ii) income tax expense, and (iii) depreciation, amortization, goodwill impairment charges, stock-based compensation charges and other non-cash charges approved by Required Lenders (less non-cash gains); provided, however, that if a Permitted Acquisition has occurred during any time period, EBITDA may include EBITDA attributable to any new Acquisition Subsidiary or business acquired on a pro forma basis, calculated as if such Permitted Acquisition had occurred on the first day of such time period (it being understood and agreed that any pro forma adjustment of EBITDA may not be included in this calculation to the extent that it results in an annualized increase of more than 10% in Borrower’s consolidated EBITDA prior to such adjustment, unless the Borrower provides to the Agent and the Required Lenders the supporting calculations for such adjustment and such other information as they may reasonably request to determine the accuracy of such calculations). For purposes of clause (a) of this paragraph, net income or loss (A) shall exclude (1) extraordinary gains or losses, and (2) subject to clause (C) of this sentence, Excluded Items, (B) shall include net income or loss from discontinued operations, and (C) shall include Other Income in an aggregate amount of up to $10,000,000 received during the fiscal quarter ending June 30, 2008 and in an aggregate amount of up to $10,000,000 received during the fiscal quarter ending September 30, 2008, but shall not include Other Income to the extent it exceeds such amount or is received before April 1, 2008 or after September 30, 2008.

1.9    Application of Other Income. The following is added to the Loan Agreement as Section 10.1.5 thereof:

10.1.5 Application of Adjusted Other Income. Fifty percent (50%) of Adjusted Other Income shall be applied to repayment of the Loans. “Adjusted Other Income” means an amount equal to the Other Income received during any fiscal quarter minus, with respect to Other Income received in the fiscal quarters ending June 30, 2008 and September 30, 2008 only, the amount of Other Income included in EBITDAR or EBITDA for such fiscal quarters.

1.10    Monthly Financial Information. Section 10.2.3 of the Loan Agreement is deleted and replaced with the following:

10.2.3 As soon as available and in any event within 20 days after the end of each month which is not the last day of a fiscal quarter, the internally prepared consolidated balance sheet and statement of operations for Borrower and its Subsidiaries for such month and for the fiscal year to date, including such detail as Agent or any Lender requires, certified by Borrower’s chief financial officer or other officer acceptable to Agent as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

1.11    Borrowing Base Certificates. Section 10.2.6 of the Loan Agreement is deleted and replaced with the following:

10.2.6 Within 20 days after the end of each month (or more frequently if required by Agent or Required Lenders during the existence of a Default), a Borrowing Base Certificate, prepared as of the last day of such month, showing the calculation of the Borrowing Base, substantially in the form attached hereto as Exhibit E.

1.12    Requested Financial Information. Section 10.2.8 of the Loan Agreement is deleted and replaced with the following:

10.2.8 Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request, which may include without limitation a monthly statement of cash flows.

1.13    Additional Financial Information. The following is hereby added to the Loan Agreement as Sections 10.2.9 and 10.2.10 thereof.

10.2.9 As soon as available and in any event within 20 days after the end of each month, internally prepared statements of operations for each Dealership for such month and for the fiscal year to date, certified by Borrower’s chief financial officer or other officer acceptable to Agent as presenting fairly in all material respects the results of operations for each Dealership for such time period.

10.2.10 Within 20 days after the end of each month, a report or reports, in a form acceptable to Agent, including the following information for Borrower and its Subsidiaries:

(a) Number of (i) New Vehicles and (ii) Used Vehicles and Program Vehicles (collectively, “Other Vehicles”) sold by the Dealerships during such month

(b) Number of New Vehicles and Other Vehicles owned or held for sale or lease by the Dealerships for 0-30 days, 31-60 days, 61-90 days, 91-100 days and over 100 days as of the last day of such month.

(c) Average inventory turn days, days inventory on hand, and days supply for New Vehicles and for Other Vehicles as of the last day of such month.

(d) Average gross profit margin for New Vehicles and for Other Vehicles sold during such month

(e) A report including such information as Agent or any Lender reasonably requires regarding the progress of sales and financings of Dealerships, real estate and other assets, which shall include information on proposed, pending, and completed sales and financing.

(f) An estimated sources and uses report for Borrower and its subsidiaries for the following six months, including estimated sources and uses of cash, real estate summary, construction status report, real estate status report and such other information as any Agent or any Lender reasonably requires.

1.14    Senior Subordinated Notes. Section 11.16 of the Loan Agreement is hereby deleted.

1.15    Mergers, Etc. Section 12.1 of the Loan Agreement is deleted and replaced with the following:

12.1 Mergers, Etc.

12.1.1 Borrower will not, and will not permit any Loan Party to, wind up, liquidate or dissolve or reorganize, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or convey, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (except, with respect to sales of less than substantially all of its assets, for sales of inventory, chattel paper and equipment in the ordinary course of business), or all or substantially all of the stock or other Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or wind up, liquidate or dissolve or take any action to authorize winding up, dissolution, or liquidation, except that, if at the time thereof and after giving effect thereto no Default shall have occurred and be continuing (a) any Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving corporation, (b) any wholly owned Subsidiary may merge into another wholly-owned Collateral Subsidiary in a transaction in which the surviving entity is a Collateral Subsidiary, and (c) any wholly-owned Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another wholly-owned Collateral Subsidiary, so long as Agent and the Lenders shall continue to have a perfected security interest in the transferred assets, subject to no Liens other than Permitted Liens existing on the date of the transfer.

12.1.2 Notwithstanding the foregoing, (a) Borrower or any Subsidiary may sell all or substantially all of the assets (including Equity Interests) of any Dealership or other Subsidiary (or of any business unit or franchise of a Dealership or other Subsidiary) for not less than fair market value, if (i) (A) the sales price for all sales pursuant to this Section 12.1.2 does not exceed (1)$10,000,000 for the time period from July 1, 2008 through December 31, 2008 or (2) $10,000,000 in 2009 or any subsequent fiscal year, and (B) no Default shall exist immediately prior to or upon giving effect to any such sale, (ii) Required Lenders have consented in writing to the sale and Borrower has complied with all terms and conditions of such consent, or (iii) the sale is included on the attached Schedule of Approved Sales; and (b) any Subsidiary that no longer has assets (or that has assets with an aggregate book value less than $25,000) may discontinue operations and dissolve or liquidate unless such action would constitute a Material Adverse Effect or any Default shall exist immediately prior to or upon giving effect thereto.

1.16    Restricted Payments. Section 12.4 of the Loan Agreement is deleted and replaced with the following:

12.4 Restricted Payments. Borrower will not, and will not permit any Loan Party to (a) declare or pay, or agree to declare or pay, or set aside funds for the payment, directly or indirectly of, any Restricted Payment, or (b) pay or agree to pay or set aside funds to pay any management fees or similar fees in the case of Borrower, to any direct or indirect Affiliate thereof, or in the case of any other Loan Party, to any direct or indirect owner of its Equity Interests or any direct or indirect Affiliate thereof, except (c) (i) Subsidiaries of Borrower may make Restricted Payments or payments of such fees to Borrower or to any Subsidiary of Borrower which is a Guarantor or Collateral Subsidiary, (ii) Borrower may reacquire shares from eligible participants in the Borrower’s stock incentive plans, as required under the terms of the plans to permit cashless exercise and tender of shares to meet withholding obligations for income tax purposes, so long as such withholding obligations do not exceed $125,000 for the time period from July 1, 2008 through December 31, 2008 and do not exceed $250,000 in any fiscal year thereafter, and (iii) Borrower may repurchase shares of its capital stock if and to the extent approved in writing by Required Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, Borrower may pay dividends on its capital stock (d) for the fiscal quarter ending September 30, 2008, in an amount equal to $.05 per share; (e) for any fiscal quarter ending after September 30, 2008, the lesser of (i) an aggregate amount equal to $.07 per share or (ii) an aggregate amount equal to (A) 50% of Adjusted Net Income for the immediately preceding four fiscal quarters, minus (B) dividends previously paid for such four fiscal quarters; and (f) other dividends in an amount approved in writing by Required Lenders. For purposes of this computation, “Adjusted Net Income” means consolidated net income for Borrower and its Subsidiaries for the applicable time period (excluding extraordinary gains or losses and Excluded Items (as defined in Section 10.1.3), but including net income or loss from discontinued operations), plus the amounts which, in determining net income or loss, have been deducted for goodwill impairment charges.

1.17    Subordinated Debt. Section 12.5 of the Loan Agreement is deleted and replaced with the following:

12.5 Subordinated Debt.

12.5.1 Borrower will not and will not permit any Loan Party to, make any redemption, prepayment, principal payment, defeasance or repurchase of any Subordinated Debt other than the Senior Subordinated Notes, or agree to modify the terms of any Subordinated Debt other than the Senior Subordinated Notes, except that Borrower or any Loan Party may take any of the foregoing actions so long as no Event of Default has occurred or will exist after giving effect to such action.

12.5.2 Borrower will not and will not permit any Loan Party to, make any redemption, prepayment, principal payment, defeasance or repurchase of all or any of the Senior Subordinated Notes, or agree to modify the terms of the Senior Subordinated Notes; provided, however, that so long as no Event of Default has occurred or will exist after giving effect there to (a) prior to May 1, 2009, Borrower may repurchase Senior Subordinated Notes in an aggregate principal amount of up to the lesser of (i) $42,500,000 or (ii) subject to the requirements of this Agreement, including Section 10.1.5, an amount equal to 50% of Adjusted Other Income (as defined in Section 10.1.5) received prior to the repurchase; and (b) Borrower may repurchase the Senior Subordinated Notes on May 1, 2009, if and to the extent requested to do so by the noteholders in accordance with the terms of the Indenture governing the Senior Subordinated Notes.

1.18    Permitted Acquisitions. Section 12.13 of the Loan Agreement is deleted and replaced with the following:

12.13 Permitted Acquisitions. Except with the prior written consent of Required Lenders, Borrower shall not, and shall not permit any Subsidiary to, acquire Control of any Person or acquire all or substantially all of the assets of any Person or of any business unit or line of business of any Person (an “Acquisition”).

2.    Exhibits D and E. Exhibit D (Compliance Certificate) and Exhibit E (Borrowing Base Certificate) are deleted and replaced with the Exhibits D and E attached hereto.

3.    Schedule 1. Schedule 1 to the Loan Agreement is deleted and replaced with the Schedule 1 attached hereto.

4.    Real Estate Valuations. Without limiting the provisions of Section 16.1 or any other provisions of the Loan Agreement, Borrower agrees that Agent shall have the right to obtain appraisals and other valuations, and environmental audits and reviews of all real estate with a fair market value of $2,000,000 or more (“Specified Real Estate”) which is listed on the Schedule of Unencumbered Real Estate attached hereto. Within 45 days of the date of this Agreement, except as otherwise agreed in writing by Required Lenders, Agent shall order appraisals on the Specified Real Estate. Borrower shall promptly provide to Agent such information as Agent requests to enable it to obtain such appraisals and other information regarding the Specified Real Estate. Borrower agrees to pay or reimburse Agent on demand for the costs of such appraisals and other valuations, environmental audits and reviews and other costs incurred by Agent in determining the value and condition of the Specified Real Estate.

5.    Conditions Precedent. The effectiveness of this Agreement is subject to satisfaction of each of the following conditions:

(a)    Agent has received executed originals of this Agreement, new Revolving Notes payable to the order of each Lender, and such other Loan Documents as Agent requires and Borrower and each Guarantor have provided such information and satisfied such requirements as Agent reasonably requires.

(b)    Borrower has delivered to Bank a Schedule of Unencumbered Real Estate in form and substance satisfactory to Bank, which lists all unencumbered real estate owned by Borrower or any Subsidiary with an estimated fair market value of $1,000,000 or more and includes the estimated value for each piece of real property, the owner and location thereof and any other information reasonably required by any Lender.

(c)    The outstanding principal balance of the Revolving Loans and Swingline Loans and the LC Outstandings under the Loan Agreement shall not exceed the amounts permitted to be outstanding thereunder, after giving effect to the amendments set forth herein.

(d)    Immediately upon giving effect to the amendments set forth in Section 1 of this Agreement, no Default shall have occurred and be continuing under the Loan Agreement.

(e)    All representations and warranties in the Loan Agreement and in this Agreement are true and correct as of the date of this Agreement.

(f)    Borrower has paid to Agent, for the account of the Lenders in accordance with their Pro Rata Shares of the Revolving Loan Commitments, an amendment fee in the amount of $200,000.00.

6.    Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

7.    Reaffirmation; Release. By signing this Agreement or the attached Acknowledgment:

(a)    Borrower and each Guarantor (each, a “Loan Party”) affirm that the representations and warranties in each of the existing Loan Documents are and will be true, correct and complete as of the date hereof, and agree that (i) except as amended previously or in connection herewith, each Loan Document is and shall remain valid and enforceable in accordance with its terms and (ii) such Borrower or Guarantor has no claims, defenses, setoffs, counterclaims or claims for recoupment against Agent, the Lenders, or the indebtedness and obligations represented by the Notes, Guaranties, Security Documents and other Loan Documents.

(b)    Each Loan Party hereby releases, acquits, and forever discharges Agent, each Lender, their parent corporations, affiliates, subsidiaries, employees, successors, agents, assigns, representatives, and attorneys (collectively, “Lenders’ Agents”), and each of them, of and from any and all liability, claims, demands, damages, causes of action, defenses, counterclaims, setoffs, or claims for recoupment of whatsoever nature, whether known or unknown, whether in contract or tort, arising directly or indirectly from, or in any way related to the Loan Agreement, this Amendment, the Guaranties and the other Loan Documents, any other indebtedness or obligations of any Loan Party to Agent or any one or more of the Lenders or to the relationship between any Loan Party and Agent, any Lender, or Lenders’ Agents.

8.    References. On and after the effective date of this Agreement, all references in the Loan Agreement and the other Loan Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

9.    Representations and Warranties. Each Loan Party represents and warrants to Agent and the Lenders as follows:

9.1    Authorization. (a) It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, the Loan Agreement as amended by this Agreement (the “Amended Agreement”), (b) its execution, delivery and performance of this Agreement and the other Loan Documents and all documents to be executed, delivered or performed by it have been duly authorized by all necessary entity action, do not require the approval of any governmental agency or other Person, do not contravene any law, regulation, rule, order, or restriction binding on it or its articles of incorporation or other organizational documents, and do not contravene the provisions of or constitute a default under any agreement or instrument to which it is a party or by which it may be bound or affected, and (c) this Agreement has been duly executed and delivered by each Loan Party and this Agreement and the Amended Agreement are the legally valid and binding obligations of each Loan party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

9.2    Absence of Default. Upon giving effect to the amendments to the Loan Agreement set forth herein, no Event of Default shall have occurred and be continuing and no event will result from the consummation of the transactions contemplated by this Agreement that would constitute a Default or Event of Default.

9.3    Unencumbered Real Estate. The Schedule of Unencumbered Real Estate attached hereto includes a true and correct list of all unencumbered real estate owned by Borrower or any Subsidiary which has a fair market value of $1,000,000 or more.

10.    Expenses. Borrower shall pay all outside and/or third party costs, fees and expenses (including without limitation, attorney fees) incurred by Agent and each Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and any other document required to be furnished herewith.

11.    Recitals. The Recitals are hereby incorporated herein.

12.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of said counterparts taken together shall be deemed to constitute but one document.

LITHIA MOTORS, INC.

By: /s/Jeffrey B. DeBoer

Name: Jeffrey B. DeBoer

Title: Senior Vice President and CFO

DAIMLERCHRYSLER FINANCIAL SERVICES

AMERICAS LLC, as Lender

By: /s/Anne Klein

Name: Anne Klein

Title: Senior Manager

DCFS USA LLC, as Lender

By: /s/Michele Nowak

Name: Michele Nowak

Title: Credit Director

U.S. BANK NATIONAL ASSOCIATION,

as Agent, Lender, Swingline Lender, and Issuing Lender

By: /s/Silvia Boulger

Name: Silvia Boulger

Title: Vice President and Portfolio Manager

TOYOTA MOTOR CREDIT CORPORATION, as

Lender

By: /s/ Michael Groff

Name: Michael Groff

Title: Group Vice President

ACKNOWLEDGMENT AND CONSENT OF GUARANTORS

Each Guarantor hereby acknowledges, consents, and agrees to all terms and conditions of the foregoing amendment.

Hutchins Eugene Nissan, Inc.
Hutchins Imported Motors, Inc.
LAD Advertising, Inc.
LGPAC, Inc.
Lithia Auto Services, Inc.
Lithia BNM, Inc.
Lithia DE, Inc.
Lithia DM, Inc.
Lithia Financial Corporation
Lithia Aircraft, Inc.
Lithia HPI, Inc.
Lithia Klamath, Inc.
L2 Auto, Inc.
Lithia Medford Hon, Inc.
Lithia Medford LM, Inc.
Lithia Motors Support Services, Inc.
Lithia MTLM, Inc.
Lithia of Roseburg, Inc.
Lithia Real Estate, Inc.
Lithia Rentals, Inc.
Lithia Rose-FT, Inc.
Lithia SOC, Inc.
Lithia TKF, Inc.
Saturn of Southwest Oregon, Inc.
Lithia Chrysler Jeep of Anchorage, Inc.
Lithia Imports of Anchorage, Inc.
Lithia NA, Inc.
Lithia of Anchorage, Inc.
Lithia of Fairbanks, Inc.
Lithia of South Central AK, Inc.
Lithia CIMR, Inc.
Lithia CJDB, Inc.
Lithia DC, Inc.
Lithia FMF, Inc.
Lithia JEF, Inc.
Lithia MMF, Inc.
Lithia NF, Inc.
Lithia of California, Inc.
Lithia of Clovis, Inc.
Lithia of Eureka, Inc.
Lithia of Fairfield, Inc.
Lithia CA Acquisition Corp 1, Inc.
Lithia Seaside, Inc.
Lithia Sea P, Inc.
Lithia of Santa Rosa, Inc.
Lithia TKV, Inc.
Lithia TR, Inc.
Lithia Centennial Chrysler Plymouth Jeep, Inc.
Lithia Cherry Creek Dodge, Inc.
Lithia Colorado Jeep, Inc.
Lithia Colorado Springs Jeep Chrysler Plymouth, Inc.

Lithia Foothills Chrysler, Inc.
Lithia of Thornton, Inc.
Lithia CB, Inc.
Lithia CCTF, Inc.
Lithia DB, Inc.
Lithia Ford of Boise, Inc.
Lithia of Caldwell, Inc.
Lithia of Pocatello, Inc.
Lithia Poca-Hon, Inc.
Lithia of TF, Inc.
Lithia MBDM, Inc.
Lithia of Des Moines, Inc.
Lithia CDH, Inc.
Lithia HGF, Inc.
Lithia of Billings, Inc.
Lithia of Butte, Inc.
Lithia of Great Falls, Inc.
Lithia of Helena, Inc.
Lithia of Missoula, Inc.
Lithia CJD of Omaha, Inc.
Lithia MBO, Inc.
Lithia of Omaha, Inc.
Lithia CJDSF, Inc.
Lithia of Santa Fe, Inc.
Lithia Reno Sub-Hyun, Inc.
Lithia SALMIR, Inc.
Lithia ND Acquisition Corp. #1
Lithia ND Acquisition Corp. #2
Lithia ND Acquisition Corp. #3
Lithia ND Acquisition Corp. #4
Lithia Automotive, Inc.
Lithia of Sioux Falls, Inc.
Camp Automotive, Inc.
Lithia BC, Inc.
Lithia DC of Renton, Inc.
Lithia Dodge of Tri-Cities, Inc.
Lithia FTC, Inc.
Lithia HyR, Inc.
Lithia IC, Inc.
Lithia of Seattle, Inc.
Lithia of Spokane, Inc.
Lithia of Wenatchee, Inc.
TC Hon, Inc.
Lithia of La Crosse, Inc.
L2 Real Estate, Inc.
Lithia of Cedar Rapids #1, Inc.
Lithia of Cedar Rapids #2, Inc.
Lithia of Cedar Rapids #3, Inc.
Lithia AcDM, Inc.
Lithia HDM, Inc.
Lithia IDM, Inc.
Lithia NDM, Inc.
Lithia VAuDM, Inc.
Lithia Bryan Texas, Inc.

Lithia CJDO, Inc.
Lithia CJDSA, Inc.
Lithia CM, Inc.
Lithia CO, Inc.
Lithia CSA, Inc.
Lithia DMID, Inc.
Lithia HMID, Inc.
Lithia NSA, Inc.
Lithia of Abilene, Inc.
Lithia of Corpus Christi, Inc.
Lithia of Midland, Inc.
Lithia TA, Inc.
Lithia TO, Inc.
L2 Auto of Iowa, Inc.
Lithia VaUB, Inc.
Lithia AcNY, Inc.
Lithia BNY, Inc.
Lithia HNY, Inc.
Lithia MBNY, Inc.
Lithia of Rochester, Inc.
NorCal Acquisitions, Inc.
CMJ Investment Properties, Inc.
Lithia of Minnesota, Inc.
Lithia Community Development Company, Inc.

L2 Auto of California, Inc.
L2 Auto of Colorado, Inc.
L2 Auto of Texas, Inc.
WY-RE Acquisitions, LLC
L2 Auto of Idaho, Inc.

By:
Name:
Title: Authorized Agent

SOE, LLC

Lynnwood Properties, LLC

Lithia GP of Texas, LLC

PRE Properties, LLC

BBD Investment Properties, LLC

By:
Name:
Title: Authorized Agent

SCHEDULE 1

Name of Financial Institution	Pro Rata Share of Revolving Loans	Revolving Loan Commitment
		Through 9/29/08	9/30/08 – 12/30/08	12/31/08 and Thereafter
U.S. Bank National Association	25.0%	$50,000,000.00	$43,750,000	$37,500,000
DaimlerChrysler Financial Services Americas LLC	25.0%	$50,000,000.00	$43,750,000	$37,500,000
Toyota Motor Credit Corporation	25.0%	$50,000,000.00	$43,750,000	$37,500,000
DCFS USA LLC	25.0%	$50,000,000.00	$43,750,000	$37,500,000
TOTAL	100%	$200,000,000.00	$175,000,000	$150,000,000